UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2018

PETIQ, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001‑38163 (Commission File Number)	35‑2554312 (I.R.S. Employer Identification No.)

500 E. Shore Drive, Suite 120 Eagle, Idaho (Address of principal executive offices)	83616 (Zip Code)

(208) 939‑8900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐ Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐ Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

☒ Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b‑2 of the Securities Exchange Act (17 CFR 240.12b‑2)

☒ Indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act (17 CFR 240.13(a)‑1)

Item 1.01.  Entry Into a Material Definitive Agreement

On January 5, 2018, PetIQ, Inc. (“PetIQ” or the “Company”) entered into that certain Unit Purchase Agreement (the “Purchase Agreement”) by and among PetIQ, PetIQ Holdings, LLC (“Holdings”), PetIQ, LLC (“Buyer”), Community Veterinary Clinics, LLC (“VIP”), VIP Petcare Holdings, Inc.  (“VIP Holdings”), Will Santana and Kenneth Pecoraro.  Upon the terms and subject to the conditions set forth in the in the Purchase Agreement, Buyer will acquire all of the outstanding membership units of VIP from VIP Holdings (the “Acquisition”), resulting in VIP becoming a wholly-owned subsidiary of Buyer, an indirect, wholly-owned subsidiary of Holdings and an indirect, wholly-owned subsidiary of PetIQ.  A press release announcing the execution of the Purchase Agreement is included as Exhibit 99.1 to this Current Report on Form 8‑K.

The purchase price for the Acquisition is comprised of (i) $100.0 million in cash, subject to adjustment for net working capital, (ii) the issuance of 4,200,000 membership units of Holdings (the “LLC Units”) and 4,200,000 shares of Class B common stock, $0.001 par value per share, of PetIQ (the “Class B Common Stock” and together with the LLC Units, the “Equity Consideration”) and (iii) promissory notes consisting of (A) a $10.0 million note payable 5 years and 6 months after the closing, which shall accrue interest quarterly in arrears at a rate of 6.75% per annum, (B) a $10.0 million note payable 5 years and 6 months after the closing if PetIQ and its consolidated subsidiaries have EBITDA of $40.0 million for the year ending December 31, 2018, which, if payable, shall accrue interest quarterly in arrears at a rate of 6.75% per annum beginning on the first anniversary of the closing,  and (C) a $10.0 million note payable 5 years and 6 months after the closing if PetIQ and its consolidated subsidiaries have EBITDA of $50.0 million for the year ending December 31, 2019, which, if payable, shall accrue interest quarterly in arrears at a rate of 6.75% per annum beginning on the second anniversary of the closing; provided that such note shall also become payable if PetIQ and its consolidated subsidiaries have EBITDA of $50.0 million for the year ending December 31, 2018 (collectively, the “Notes”).  The Equity Consideration will be issued at closing in an exempt private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended. In connection with the Acquisition, the Company intends to file a shelf registration statement on Form S‑3 with the Securities and Exchange Commission providing (i) the exchange of Class B Common Stock and LLC Units into shares of PetIQ’s  Class A Common Stock, $0.001 par value per share (the “Class A Common Stock”) and (ii) the resale of the Class A Common Stock following such exchange.

The Purchase Agreement contains customary representations and warranties, covenants and agreements.  In addition, the parties to the Purchase Agreement have agreed to indemnify each other for certain losses and PetIQ will have a right of set off against the Notes to insure the seller’s indemnification obligations under the Purchase Agreement.

The Acquisition is expected to close in the first quarter of 2018, subject to satisfaction of customary closing obligations and Buyer’s receipt of debt financing proceeds necessary to consummate the Acquisition on terms reasonably satisfactory to Buyer.

The Purchase Agreement contains customary termination rights for both parties.  The Purchase Agreement is subject to termination if the transaction is not completed by January 31, 2018.

In connection with execution of the Purchase Agreement, options to purchase an aggregate of 800,000 shares of Class A Common Stock of the Company (the “Inducement Awards”) were issued to 30 employees hired in connection with the transaction as employment inducement awards pursuant to NASDAQ Listing Rule 5635(c)(4). 100,000 of the options will be issued to Will Santana, who will enter into a new employment agreement with PetIQ, effective upon the closing of the transaction.  The grant date for all of the Inducement Awards is January 5, 2018 and the exercise price is $21.37, the closing price of the Class A  Common Stock on such date. The Inducement Awards vest quarterly on each of the first four anniversaries of the closing date of the Acquisition, generally subject to continued employment through each vesting date.  The options will vest on an accelerated basis in the event of a termination of employment without cause. If the closing of the Acquisition does not occur prior to February 28, 2018, all of the Inducement Awards will be cancelled.

The Purchase Agreement is filed as Exhibit 2.1 to this Current Report on Form 8‑K and incorporated by reference herein. The above description of the material terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 2.1.

Item 2.02 Results of Operations and Financial Condition.*

On January 8, 2018, the Company reported preliminary unaudited financial guidance for the full year 2017. For additional information regarding the Company’s guidance, please refer to its press release attached to this report as Exhibit 99.1 (the “Press Release”), which Press Release is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

*The information under Items 2.02 of this Current Report on Form 8‑K, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed,” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

(d)              Exhibits:

Exhibit No.	Description

2.1	Unit Purchase Agreement dated January 5, 2018
99.1	Press Release dated January 8, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETQ, INC.

Dated: January 8, 2018	By	/s/ John Newland
	Name:	John Newland
	Title:	Chief Financial Officer